AGREEMENT AND PLAN OF REORGANIZATION


      This AGREEMENT AND PLAN OF REORGANIZATION (herein referred to as the "Agreement") is made and entered into this 24th day of February, 2000 by and among New York Regional Rail Corporation, a Delaware corporation ("NYRR"), OSK Capital 1 Corporation, a Delaware corporation ("OSK") and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of OSK.

                                   WITNESSETH:

      Whereas, NYRR wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding securities of OSK in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

      Now, Therefore, NYRR, OSK, and the Shareholders adopt this plan of reorganization and agree as follows:

1.    EXCHANGE OF STOCK

      1.1. NUMBER OF SHARES. The Shareholders agree to transfer to NYRR at the Closing (defined below) the number of shares of common stock of OSK, $0.001 par value per share, shown opposite their names in Exhibit A which shall total 3,204,000 collectively, in exchange for an aggregate of 480,600 shares of voting common stock of NYRR, $.001 par value per share and the monetary sum of $18,000 .

      1.2. EXCHANGE OF CERTIFICATES. Each holder of an outstanding certificate or certificates theretofore representing shares of OSK common stock shall surrender such certificate(s) for cancellation to NYRR, and shall receive in exchange a certificate or certificates representing the number of full shares of NYRR common stock into which the shares of OSK common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of OSK shares by the Shareholders shall be effected by the delivery to NYRR at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

      1.3. FRACTIONAL SHARES. Fractional shares of NYRR common stock shall not be issued, but in lieu thereof NYRR shall roundup fractional shares to the next highest whole number.

      1.4. FURTHER ASSURANCES. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as NYRR may request in order more effectively to sell, transfer, and assign the transferred stock to NYRR and to confirm NYRR's title thereto.

      2. CLOSING.

      2.1. PLACE. The Closing contemplated herein shall take place on or before February 24, 2000 and shall be held at the offices of the Exchange Agent provided for herein unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended only by written agreement executed by all of the parties or their agent.

      2.2. EXECUTION OF DOCUMENTS. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

      3. UNEXCHANGED CERTIFICATES. Until surrendered, each outstanding certificate that prior to the Closing represented OSK common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of NYRR common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of OSK common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

      4. REPRESENTATIONS AND WARRANTIES OF OSK. OSK represents and warrants as follows:

      4.1. CORPORATE ORGANIZATION AND GOOD STANDING. OSK is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

      4.2. REPORTING COMPANY STATUS. OSK has filed with the Securities and Exchange Commission a registration statement on Form10-SB, which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to Section 12(g) thereunder and that this Registration Statement is sufficient to render NYRR a fully reporting company pursuant to the Securities and Exchange Act of 1934.

      4.3. REPORTING COMPANY FILINGS. OSK has timely filed and is current on all reports required to be filed by it pursuant to Section 13of the Securities Exchange Act of 1934.

      4.4. CAPITALIZATION. OSK's authorized capital stock consists of 25,000,000 shares of Common Stock, $.001 par value, of which 3,200,000 shares are issued and outstanding, and there are no preferred shares authorized issued or outstanding.

      4.5. ISSUED STOCK. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable.

      4.6. STOCK RIGHTS. There are no stock grants, options, rights, warrants or other rights to purchase or obtain OSK Common or Preferred Stock issued or committed to be issued.

      4.7. CORPORATE AUTHORITY. OSK has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this agreement and all other agreements and instruments related to this Agreement.

      4.8. AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by OSK's board of directors. A copy of the Board of Director's Resolution authorizing this transaction shall be provided to NYRR at the Closing.

      4.9. SUBSIDIARIES. OSK has no subsidiaries.

      4.10. FINANCIAL STATEMENTS. OSK's financial statements dated ______, 1999, copies of which will have been delivered by OSK to NYRR prior to the Merger Date (the "OSK Financial Statements"), fairly present the financial condition of OSK as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

      4.11.ABSENCE OF LIABILITIES. OSK does not have any liabilities or obligations (secured, unsecured, contingent, or otherwise).

      4.12. NO MATERIAL CHANGES. There has been no material adverse change in the business, properties, or financial condition of OSK since the date of the OSK Financial Statements.

      4.13. LITIGATION. There is not any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against OSK or against any of its officers.

      4.14. CONTRACTS. OSK is not a party to any contract that is to be performed in whole or in part at or after the Closing date of this Agreement.

      4.15. TITLE. OSK has good and marketable title to all the real property and good and valid title to all other property included in the OSK
      Financial Statements. The properties of OSK are not subject to any mortgage, encumbrance, or lien of any kind.

      4.16. TAX RETURNS. All required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by OSK for all years for which such returns are due. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the OSK
      Financial Statements are adequate to cover any such taxes that may be assessed against OSK in respect of its business and its operations during the periods covered by the OSK Financial Statements and all prior periods.

      4.17. NO VIOLATION. Consummation of the Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of OSK is subject or by which OSK is bound.

      5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS The Shareholders, individually and separately, represent and warrant as follows:

      5.1. TITLE TO SHARES. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of OSK shares which are listed in the attached Exhibit A and which they have contracted to exchange.

      5.2. LITIGATION. There is no litigation or proceeding pending, or to each Shareholder's knowledge threatened, against or relating to the shares of OSK held by the Shareholders.

      6. REPRESENTATIONS AND WARRANTIES OF NYRR NYRR represents and warrants as follows:

      6.1. CORPORATE ORGANIZATION AND GOOD STANDING. NYRR is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction, in which its property or business requires such qualification.

      6.2. CORPORATE AUTHORITY. NYRR has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this agreement.

      6.3. AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by NYRR's board of directors.

      6.4. NO VIOLATION. Consummation of the Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of NYRR is subject or by which NYRR is bound.

      7. CONDUCT OF OSK PENDING THE MERGER DATE. OSK covenants that between the date of this Agreement and the Merger Date: 7.1. No change will be made in OSK's articles of incorporation or bylaws.

      7.2. OSK will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.

      7.3. OSK will use its best efforts to maintain and preserve its business organization and will not enter into any commitments.

      8. CONDUCT PENDING THE CLOSING NYRR, OSK and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

      8.1. No change will be made in the charter documents, by-laws, or other corporate documents of NYRR or OSK.

      8.2. OSK and NYRR will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

      8.3. None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the OSK shares of common stock owned by them.

      9. CONDITIONS PRECEDENT TO OBLIGATION OF OSK AND THE SHAREHOLDERS OSK's and the Shareholder's obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by OSK or the Shareholders as appropriate:

      9.1. NYRR'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of NYRR set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

      9.2. NYRR'S COVENANTS. NYRR shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

      9.3. BOARD OF DIRECTOR APPROVAL. This Agreement shall have been approved by the Board of Directors of NYRR.

      10. CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT TO OBLIGATION OF NYRR NYRR's obligation to consummate and/or waive revocation of this merger shall be subject to fulfillment to the reasonable satisfaction of NYRR on or before March 3, 2000 of each of the following conditions, unless waived in writing by NYRR:

      10.1. OSK'S AND THE SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of OSK and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

      10.2. OSK'S AND THE SHAREHOLDERS' COVENANTS. OSK and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

      10.3. BOARD OF DIRECTOR APPROVAL. This Agreement shall have been approved by the Board of Directors of OSK.

      10.4. SHAREHOLDER EXECUTION. This Agreement shall have been executed by the required number of shareholders of OSK.

      10.5. SUPPORTING DOCUMENTS OF OSK. OSK shall have delivered to NYRR supporting documents in form and substance reasonably satisfactory to NYRR to the effect that: (a) OSK is a corporation duly organized, validly existing, and in good standing; (b) OSK's capital stock is as set forth herein; (c) Certified copies of the resolutions of the board of directors of OSK authorizing the execution of this Agreement and the consummation hereof; (d) Secretary's certificate of incumbency of the officers and directors of OSK; (e) OSK's Financial Statements and unaudited financial statements for the period from the date of the OSK's Financial Statements to the close of the most recent fiscal quarter; and (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

      11. NYRR's RIGHT OF REVOCATION In the event that NYRR is not reasonably satisfied with OSK's fulfillment of its conditions, representations or warranties contained in this Agreement NYRR shall have the right to revoke and or rescind this transaction, upon written notice to OSK, up to and including 5:00 PM on March 3, 2000. In the event that NYRR exercises its right to rescind or revoke all parties hereto shall be restored to their pre-Agreement status with no further rights or claims against the others.

      12. SHAREHOLDERS' REPRESENTATIVE. The Shareholders hereby irrevocably designate and appoint John O'Shea, Westminster Securities as their agent and attorney in fact ("Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify NYRR hereunder.

      13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of OSK, the Shareholders and NYRR set out herein shall survive the Closing.

      14. ARBITRATION

      14.1. SCOPE. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of New York.

      14.2. CONSENT TO JURISDICTION, SITUS AND JUDGEMENT. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration
      Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of New York. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

      14.3. APPLICABLE LAW. The law applicable to the arbitration and this Agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

      14.4. DISCLOSURE AND DISCOVERY. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

      14.5. RULES OF LAW. Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

      14.6. FINALITY AND FEES. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this Agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this Agreement.

      14.7. MEASURE OF DAMAGES. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

      14.8. COVENANT NOT TO SUE. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

      14.9. INTENTION. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this Agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

      14.10. SURVIVAL. The provisions for arbitration contained herein shall survive the termination of this Agreement for any reason.

      15. GENERAL PROVISIONS.

      15.1. FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

      15.2. WAIVER. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

      15.3. BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

      15.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows: If to NYRR, to: New York Regional Rail Corporation, 4302 First Avenue, Brooklyn, New York 11232 with a copy to Darryl S. Caplan, Esq., Cureton Caplan & Clark, P.C. 3000 Midlantic Dr., Suite 101, Mt. Laurel, New Jersey 08054 If to OSK, to:
      OSK Capital 1Corp. c/o Frank Kramer, 5330 East 17th Avenue, Denver, Colorado 80020 If to the Shareholders, to _____________________.

      15.5. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

      15.6. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this agreement without the written consent of the other party shall be void.

      15.7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

      15.8. EXCHANGE AGENT.The Exchange Agent shall be Westminster Securities, New York, NY.

      15.9. REVIEW OF AGREEMENT. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

      15.10. SCHEDULES. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

      15.11. EFFECTIVE DATE. This effective date of this Agreement shall be February 24, 2000.

      15.12 TIME OF THE ESSENCE The date and time of Closing and all dates and times specified for performance by the parties under this Agreement are hereby agreed to be of the essence of this Agreement.

      15.13 ENTIRE AGREEMENT This Agreement (including the Exhibits attached hereto which are by this reference made a part hereof) contains the entire agreement between the parties and all understandings and agreements heretofore had between the parties hereto are merged into this Agreement.

      15.14 MODIFICATION This Agreement may not be modified orally, but only by writing duly executed by each party or their representative hereto.

      WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Witness:                            New York Regional Rail Corporation


Ira Levy, Secretary                 By:  W. Robert Bentley, President




Witness:                            OSK Capital 1 Corporation


Frank Lloyd Kramer, Secretary       By:  Deborah A. Salerno, President




Witness:                            Shareholders:



                                    Frank L. Kramer


                                    John P. O'Shea


                                    Deborah A. Salerno


                                    Lynn Sauve


                                    Michael Littman


                                    Heather Z. Anderson


                                    Elizabeth Kramer


                                    Kevin Whatley


                                    Philip Berman

                                   Raymond F. McKinstry


                                   Anne Marie McKinstry


                                   Jeffrey S. Rose


                                   Susan Slow


                                   George Groehsl


                                   Edward Slow


                                   Robert L. Krekel


                                   Alvin D. Leach


                                   Don Sullivan


                                   Holly R. Zane


                                  Kathleen E. Borchard


                                  Frederick E. Welsh, Jr.


                                  Claudia J. Kelly


                                  Robert Bruce Christopher


                                  David Hepworth

                                Daniel B. Sweeney


                                Thomas D. Gearke


                                Nancy J. Sullivan


                                Rhadica Singh


                                Richard Wong


                                Gary Greenberg


                                John J. Memola


                                Linda M. Carlson


                                Lincoln W. Anderson


                                Jennifer R. Bell


                                Britta Rueschhoff


                                Bernard Rueschhoff

                                    EXHIBIT A


Shareholders                        Stock Held

Frank L. Kramer                  1,000,000
John P. O'Shea                   1,000,000
Deborah A. Salerno               1,000,000
Lynn Sauve                         150,000
Michael Littman                     25,000
Heather Z. Anderson                  1,000
Elizabeth Kramer                     1,000
Kevin Whatley                        1,000
Philip Berman                        1,000
Raymond F. McKinstry                 1,000
Anne Marie McKinstry                 1,000
Jeffrey S. Rose                      1,000
Susan Slow                           1,000
George Groehsl                       1,000
Edward Slow                          1,000
Robert L. Krekel                     1,000
Alvin D. Leach                       1,000
Don Sullivan                         1,000
Holly R. Zane                        1,000
Kathleen E. Borchard                 1,000
Frederick E. Welsh, Jr.              1,000
Claudia J. Kelly                     1,000
Robert Bruce Christopher             1,000
David Hepworth                       1,000
Daniel B. Sweeney                    1,000
Thomas D. Gearke                     1,000
Nancy J. Sullivan                    1,000
Rhadica Singh                        1,000
Richard Wong                         1,000
Gary Greenberg                       1,000
John J. Memola                       1,000
Linda M. Carlson                     1,000
Lincoln W. Anderson                  1,000
Jennifer R. Bell                     1,000
Britta Rueschhoff                    1,000
Bernard Rueschhoff                   1,000